Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 3, 2016 (November 2, 2016 as to the effects of retrospective adjustment for a segment change and the presentation of deferred financing costs discussed in Note 2, 9, 12,13, 17 and 21), relating to the consolidated financial statements of America First Multifamily Investors, L.P. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraphs regarding management’s estimates for investments without readily determinable fair values, and retrospective adjustments for a segment change and the adoption of guidance related to the presentation of deferred financing costs) appearing in the Current Report on Form 8-K of the Company filed on November 2, 2016 and our report dated March 3, 2016 relating to the effectiveness of the Company’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska

November 16, 2016